Exhibit 3.51(a)
ARTICLES OF INCORPORATION
In compliance with Chapter 607 and/or chapter 621, F.S. (Profit)
ARTICLE I NAME
The name of the corporation shall be:
  USP Destin, Inc.
ARTICLE II PRINCIPAL OFFICE
The principal place of business/mailing address is:
  Destin Surgery Center
  4485 Furling Lane
  Destin. Florida 32541
ARTICLE III PURPOSE
The purpose for which the corporation is organized is:
to engage in any lawful business for which a corporation may be incorporated in the State of Florida
ARTICLE IV SHARES
The number of shares of stock is:
  1,000 shares of Common Stock
ARTICLE V INITIAL OFFICERS/DIRECTORS(optional)
The name(s), address(es) and title(s):
  Donald E. Steen
  15305 Dallas Parkway
  Suite 1600, LB 28
  Addison, TX 75001
  Director
ARTICLE VI REGISTERED AGENT
The name and Florida street address of the registered agent is:
  CT Corporation System
  1200 South Pine island Road
  Plantation, FL 33324
ARTICLE VII INCORPORATOR
The name and address of the Incorporator is:
  Alex Jenkins
  15305 Dallas Parkways, Suite 1600 LB 28
  Addison, TX 75001
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Having been named as registered agent to accept service of process for the above stated corporation at the place designated in this certificate, I am familiar with and accept the appointment as registered agent and agree to act in this capacity.

/s/ Maria Ozaeta	9-6-02

Signature/Registered Agent	Date
Maria Ozaeta Vice President

/s/ Alex Jenkins	September 5, 2002

Signature/Incorporator	Date